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                                                                    Exhibit 10.8

October 31, 2001


Mr. Robert F. Harrington
Commercial Manager, Elwood Energy
Peoples Energy Corporation
150 North Michigan Avenue, Suite 3900
Chicago, Illinois 60601

RE: Letter Agreement Modifying Elwood Energy LLC's Gas Transportation and Balancing Agreement

Dear Mr. Harrington:

This Letter Agreement modifies several provisions within the Gas Transportation and Balancing Agreement ("Agreement") and related Exhibits, dated May 1, 2001, between Northern Illinois Gas Company d/b/a Nicor Gas Company ("Company") and Elwood Energy LLC, Elwood Energy II, LLC and Elwood Energy III, LLC (referred collectively as "Elwood Energy" or "Customer"). Capitalized terms used but not defined herein shall have the meaning ascribed such terms in the Agreement.

1.   Forecast Burn Communication

     For the Non-Summer Months only, Customer, or its authorized agent, shall be allowed to notify Company of a change to Customer's 7:00 A.M. Forecast Burn and Company shall accept such change provided that;

     A. Customer has fulfilled its initial obligation to notify Company, on or before 7:00 A.M. CCT on the Business Day prior to the beginning of each Gas Day, of Customer's Forecast Burn for the following Gas Day(s) expressed as its hourly and daily forecasted use of gas.

     B. Customer, or its authorized agent, communicates such change in hourly and daily Forecast Burn to Company on or before 9:15 A.M. CCT on the Business Day prior to the beginning of each Gas Day.

     C. Customer's communicated change to the 7:00 A.M. hourly and daily Forecast Burn shall be limited solely to changes in Customer's forecasted burn for Customer's combustion turbine units 5, 6, 7 and 8.

     D. Customer's communicated change to the 7:00 A.M. Forecast Burn shall be limited solely to upward adjustments from Customer's initial forecast for units 5, 6, 7 and 8.

     E. Customer's communicated change to the 7:00 A.M. Forecast Burn shall not exceed, in representative gas quantities, the increase in electrical dispatch by Customer for units 5, 6, 7 and 8 at 9:00 A.M. CCT versus the electrical dispatch at 7:00 A.M. CCT.

     F. Customer's communicated change to the 7:00 A.M. Forecast Burn shall not exceed 1,264,000 therms per day or 79,000 therms per hour above the original 7:00 A.M. Forecast Burn.
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Mr. Robert F. Harrington
Page 2

     G. Any change to the 7:00 A.M. Forecast Burn, communicated by Customer or its authorized agent to Company in accordance with the above shall be binding on Customer in determining any applicable Forecast Variance charge.


2.   Minimum Maximum Daily Nomination

     A. For the Non-Summer Months only, in conjunction with a properly communicated and Company accepted change to Customer's 7:00 A.M. Forecast Burn, Customer, or its authorized agent, may notify Company of any corresponding and desired change in Customer's requested range of gas deliverability for the Gas Day(s), both in aggregate and by individual pipeline, provided such requested change in gas deliverability is received by Company on or before 9:15 A.M. CCT on the Business Day prior to the Gas Day.

     B. In the event there is a properly communicated and Company accepted change to Customer's 7:00 A.M. Forecast Burn by Company, Company shall have the ability to redetermine Customer's Minimum Maximum Daily Nomination (MMDN), as determined by Company and communicated to Customer, on or before 8:00 A.M. CCT. Any such corresponding redetermination in MMDN quantities by Company shall be communicated to Customer on or before 9:45 A.M. CCT on the Business Day prior to the Gas Day(s).

     C. Company's ability to redetermine Customer's 8:00 A.M. MMDN quantities shall only exist when there is a properly communicated and Company accepted change to Customer's 7:00 A.M. Forecast Burn. Revisions to MMDN quantities by Company may only be in an upward direction.

     D. Company's right to redetermine Customer's 8:00 A.M. MMDN quantities shall not exceed the applicable and corresponding changes in hourly and daily Forecast Burn as submitted by Customer in a properly communicated and Company accepted change to Customer's 7:00 A.M. Forecast Burn. Customer agrees to abide by any such changes in MMDN quantities invoked by Company.

3.   Nominations

     A. For the Non-Summer Months only, in conjunction with a properly communicated change to Customer's 7:00 A.M. Forecast Burn, Customer, or its authorized agent, shall notify Company by 10:30 A.M. CCT of the quantity of gas to be delivered by individual pipelines and in total and electronically nominated to Company on or before 11:30 A.M. CCT, within any revised MMDN quantities, if applicable, for the next Gas Day(s).

     B. Nominations by Customer, or its authorized agent, will be accepted by Company if received electronically by Company no later than 11:30 A.M. CCT on the Business Day prior to the Gas Day.

     C. For the Gas Days of Sunday and Monday and where in conjunction with a properly communicated and Company accepted change to Customer's 7:00 A.M. Forecast Burn and any subsequent revision to Customer's MMDN quantities, Customer shall be permitted to change its daily nomination on applicable interstate pipelines, and such nomination changes will be accepted by Company, if submitted by Customer or its authorized agent, and communicated to Company's Gas Control via facsimile no later than 11:30 A.M. CCT on the calendar day prior to the Gas
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Mr. Robert F. Harrington
Page 3

         Day, provided that such nomination change is mutually agreeable between Company and Customer.

4.   Term

     A. This Letter Agreement shall be effective for an eight (8) month term beginning on October 1, 2001 and ending May 31, 2002 (Non-Summer Months), inclusive of the beginning and ending dates. This Letter Agreement may be extended for an additional Non-Summer Month period(s) by mutual agreement between Company and Customer.

     B. Unless otherwise agreed upon, the terms of this Letter Agreement shall not be applicable on Critical Days declared by Company or Peoples Gas Light and Coke Company or on Gas Days when the Company forecasts Effective Degree Days to be greater than or equal to sixty (60) Effective Degree Days.

     This Letter Agreement shall be considered as an Amendment to the Gas Transportation and Balancing Agreement and related Exhibits, dated May 1, 2001, between Company and Customer, and in full compliance with Section 36, as set forth in the Agreement. In the event of any conflict between this Letter Agreement and the Agreement or any Exhibits to the Agreement including the Communications Protocol, this Letter Agreement shall apply. Unless detailed above, no other provisions of the Agreement shall be considered modified.

     If the above is acceptable to you, please indicate by executing the Letter Agreement in the space provided below.

     Sincerely,

     /s/ Theodore J. Lenart
     Theodore J. Lenart
     Assistant Vice President, Supply Ventures


     Agreed to and Accepted by:

     By:       /s/ Tony Belcher
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     Print:    Tony Belcher
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     Title:    General Manager
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     Date:     12-11-01
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